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Wednesday May 26, 6:03 pm Eastern Time

Company Press Release

Foothill Independent Bancorp Nominees
Overwhelmingly Re-elected to Board of Directors

GLENDORA, Calif.--(BUSINESS WIRE)--May 26, 1999--Foothill Independent Bancorp (Nasdaq/NMS: FOOT - news) Wednesday announced that all three of its nominees were re-elected to the board of directors of Foothill at its annual meeting of shareholders, which was held on Tuesday, May 25, 1999, based upon the certified report of the Inspector of Elections for the meeting.

William V. Landecena, O.L. Mestad and Richard Galich will serve as Class II directors for two-year terms ending at Foothill's 2001 Annual Meeting of Shareholders.

Management's nominees each received votes from holders of approximately 3.8 million shares, while Matthew Lindenbaum, nominee of Basswood Financial Partners, received votes from holders of approximately 1.1 million shares, including the 553,421 shares owned by Basswood and its affiliates.

George Langley, president and chief executive officer of Foothill Independent Bank stated, "On behalf of the board of directors, management and staff of Foothill, we want to thank our shareholders for their incredible show of support. It is gratifying that our shareholders recognize the efforts of our team and support our strategic plan. We're confident that we will continue to deliver outstanding performance and enhance value for all of our shareholders."

Foothill Independent Bancorp is a one-bank holding company, which, through Foothill Independent Bank, a wholly owned subsidiary, currently operates 11 commercial banking offices in Los Angeles, San Bernardino, and Riverside Counties. At March 31, 1999 the company had total assets of $468,197,000 and shareholders' equity of $47,152,000.